Exhibit 2
PURCHASE AND ASSUMPTION AGREEMENT
by and between
THE COMMERCIAL SAVINGS BANK
and
EMERALD BANK
Dated as of May 12, 2008

i

 ii

PURCHASE AND ASSUMPTION AGREEMENT
     This Agreement (“Agreement”), made this 12th day of May, 2008, by and between THE COMMERCIAL SAVINGS BANK, with its principal office in Upper Sandusky, Ohio, (hereinafter called “SELLER”) and EMERALD BANK, with its principal office in Dublin, Ohio, (hereinafter called “BUYER”).
     In consideration of the mutual promises hereinafter contained and other good and valuable consideration, the parties hereto do, as to those portions of this Agreement to which each party is specifically set out as a party agreeing to and being bound thereby, agree as follows:
1. PURCHASE AND ASSUMPTION.
     1.01 General. At the Closing, as defined in Section 6.01 hereof, BUYER shall purchase and SELLER shall sell certain Assets relating to SELLER’s branch office located at 17 N. State Street, Westerville, Ohio, 43081 (the “Office”), pursuant to the terms and conditions set forth herein. The Assets of the Office, as more fully described in Section 1.02 hereof, are hereinafter referred to as the “Assets.” At the Closing, BUYER shall assume the “Deposit Liabilities” (as hereinafter defined) relating to the Office. The acquisition by BUYER from SELLER of such Assets and the assumption of Deposit Liabilities of the Office pursuant to the terms and conditions set forth herein is sometimes referred to herein as the “Acquisition.”
     1.02 Transfer of Assets. Subject to the terms and conditions of this Agreement, SELLER shall assign, transfer, convey, and deliver to BUYER, on and as of the close of business on the Closing Date, as defined in Section 6.01 hereof, the Assets, which shall consist of the following:
     a. Owned Real Estate. All right, title, and interest of SELLER in and to the real estate owned in fee simple by SELLER on which the Office is situated, as described in attached Schedule A, together with all of SELLER’s rights in and to all improvements thereon (the “Owned Real Estate”) on an “as is” basis, subject to Buyer’s rights to inspection under § 5.02(g);
     b. Furniture, Fixtures, and Equipment. All of SELLER’s right, title, and interest in and to the furniture, fixtures, and equipment owned by SELLER and located at the Office, as listed on and subject to any exceptions noted in Schedule B attached hereto (the “Fixed Assets”) together with any manufacturer’s warranties thereon that are assignable and that are in effect, excluding signs and posters of SELLER. The Fixed Assets are being sold by SELLER to BUYER on an “as is” basis as of the date of execution of this Agreement.
     c. Loans. All loans identified on Schedule D, dated May 12, 2008, including accrued interest, and overdraft lines of credit related to any Deposit Liability. Schedule D shall be updated to the Closing for all Deposit Liabilities and credits associated with

Deposit Liabilities attributed to the Office, arising or terminating after the date of Schedule D and before the Closing.
     d. Records of the Office. Subject to the remainder of this subsection, all records (the “Records”) related to Assets transferred hereunder, including but not limited to Deposit Liabilities, records of vault and lock combinations, and those records that are reasonably required to conduct the business of the Office or comply with all applicable laws or regulations.
     e. Contracts or Agreements. All of SELLER’s right, title, interest, and obligations under the maintenance and service agreements attributable to the Office as are listed in Schedule C, provided the same are assignable (the “Assigned Contracts”).
     f. Cash on Hand. All cash on hand at the Office as of the close of business on the Closing Date.
     1.03 Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on and as of the close of business on the Closing Date BUYER shall:
     a. Assets. Receive and accept all of the Assets assigned, transferred, conveyed, and delivered to BUYER by SELLER pursuant to this Agreement as identified in Section 1.02 above, including the assumption and thereafter the discharge of all SELLER’s obligations and duties relating to the Assigned Contracts pursuant to an assignment and assumption of contracts in substantially the form set forth in Schedule E hereto; and
     b. Deposit Liabilities. Assume and thereafter discharge all of SELLER’s obligations and duties relating to the assignment and assumption of “Deposit Liabilities” (as hereinafter defined) pursuant to an assignment and assumption of Deposit Liabilities in substantially the form set forth in Schedule F hereto. The term “Deposit Liabilities” means all of SELLER’s obligations, duties, and liabilities of every type and character relating to all deposit accounts which, as reflected on the books of SELLER as of the close of business on the Closing Date, are attributable to the Office as identified in Schedule R. The deposit accounts referred to in the immediately preceding sentence (hereinafter the “Deposit Accounts”) include, without limitation, NOW accounts, checking accounts, passbook accounts, statement savings accounts, money market accounts, and certificates of deposit. With regard to Individual Retirement Accounts (“IRAs”) included within the Deposit Accounts, SELLER and BUYER agree that SELLER has on or prior to the date of execution of this Agreement delivered to BUYER a list of its IRA accounts.
     c. Other Liabilities. Fully and timely perform and discharge, as the same may be or become due, all additional liabilities and obligations of SELLER, if any, including, without limitation, deferred expenses which are (i) reflected on the books of SELLER as being attributable to the Office as of the close of business on the Closing Date and (ii) disclosed to BUYER in writing 20 days prior to the Closing, but only to the extent attributable to the Assets sold, assigned, or transferred to BUYER by SELLER pursuant to this Agreement and only to the extent arising by reason of BUYER’s use or ownership of such Assets after the close of business on the Closing Date.
     1.04 Payment of Funds. Subject to the terms and conditions hereof:
     a. Acquisition Consideration. SELLER shall make available and transfer to BUYER, in the manner specified in Section 6.05 hereof, funds equal to
(i)	the sum of
(A) the amount of the aggregate balance of all unpaid Deposit Liabilities (including interest posted or accrued to such accounts as of the close of business on the Closing Date) plus
(B) the amount of the deferred expenses prorated as of the close of business on the Closing Date;
The sum determined under this subclause (i) is subject to adjustment at the Closing in the manner specified in Section 6.05 hereof.
(ii)	less an amount equal to the sum of the following;
(A) six percent (6.0%) of the aggregate amount of Total Deposits (as hereinafter defined) (the “Deposit Premium”); “Total Deposits” means the aggregate amount of the deposits as of the close of business on the Closing Date, including accrued and unpaid interest thereon through the close of business on the Closing Date;
(B) the book value of all Loans, plus accrued and unpaid interest thereon, computed as of the close of business on the Closing Date; and
(C) the amount of Cash on Hand at the Office transferred to BUYER, as of the close of business on the business day immediately preceding the Closing Date; and
(D) the net book value of the Owned Real Estate and the Furniture, Fixtures, and Equipment, as of the Closing Date.
In the event that the amount equal to the sum determined under subclause (ii) above exceeds the amount equal to the sum determined under subclause (i), the full amount of such excess shall constitute an amount due from BUYER to SELLER and shall be paid to SELLER at the Closing in the manner specified in Section 6.05 hereof. The Acquisition Consideration shall in no way change as a result of any inflow or outflow of Deposit Liabilities maintained at the Office following the Closing Date.
     b. Proration of Certain Expenses. All prepaid expenses and all deferred expenses shall be prorated between BUYER and SELLER as of the close of business on the Closing Date; provided, however, that all utility payments shall be prorated on the basis of the best information available at Closing. All prorations shall be paid on the Closing Date to the party entitled to the benefit of the proration; provided, however, that in the event that any prorations cannot be calculated as of the Closing, a post-closing adjustment shall be made in the manner specified in Section 6.05 hereof.
     c. Allocation and Reimbursement of Real Estate Expenses. The following expenses relating to the Owned Real Estate shall be allocated to and borne by the party specified below notwithstanding the failure of this Agreement to close:
     (i) Survey costs — BUYER
     (ii) Conveyance and transfer fees — SELLER
     (iii) Title insurance policy premiums, including endorsements listed in § 10.07c.(i) — SELLER
     (iv) Recording fees — BUYER
     (v) Title insurance commitment fees — SELLER
2. CONDUCT OF THE PARTIES PRIOR TO CLOSING.
     2.01 Covenants of SELLER. SELLER hereby covenants with BUYER that, from the date hereof until the Closing, it will do or cause the following to occur:
     a. Operation of the Office. The SELLER shall (i) conduct the business of the Office substantially in the same manner as heretofore conducted, (ii) use its best efforts to prevent harm or damage to the reputation of the Office, (iii) maintain all of the property at the Office in customary repair, order, and condition, excepting reasonable wear and tear and damage by fire, the elements, or other casualty, (iv) maintain its books, accounts, and records concerning the Office in the ordinary and usual manner on a basis consistent with prior years, (v) comply in all material respects with all laws applicable to the conduct of its business, (vi) not grant the holder of any Deposit Account an exemption from any applicable cash reporting requirements imposed by law, and (vii) not increase or agree to increase the salary, remuneration, or compensation of any of SELLER’s employees located at the Office, except for increases that are granted in the ordinary course of SELLER’s business provided that no such increase shall be in excess of 4.5% on average of such employees’ salaries for management personnel and 2.5% on average for staff personnel; and SELLER shall not, without the prior consent of BUYER, (i) pay interest rates on any Deposit Accounts so as to cause a material reduction or increase in the existing Deposit Accounts, (ii) sell, mortgage, subject to lien, pledge, encumber, or otherwise dispose of any of the Assets of the Office otherwise than in the ordinary course of business, (iii) extend, terminate, or materially amend any provision of any of the Assigned Contracts relating to the Office, or (iv) change interest rates on any Deposit Liability except in response to prevailing market rates offered by in-market locally-based competitors.
     b. Information Concerning and Access to the Office. SELLER shall furnish BUYER with copies of the monthly balance and yield reports of the Office and of the Deposit Liabilities identified on Schedule R within five days of the date such reports are completed. Furthermore, SELLER shall permit officers and authorized representatives of BUYER access upon reasonable notice to SELLER to inspect the Office and to interview SELLER’s employees during normal business hours or at such other time mutually agreed upon by both parties, and to permit BUYER to make or cause to be made such reasonable investigation of information and materials relating to the financial condition of Assets and liabilities of the Office including general and subsidiary ledgers, deposit records, audit reports, and any other information concerning the business, property, and personnel of the Office as BUYER reasonably deems necessary; provided, however, that such access and investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere with the normal operations of the Office; and provided further, that nothing in this Section 2.01(b) shall be deemed to require SELLER to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets, marketing, strategic plans, or information not related to the transaction contemplated by this Agreement. Furthermore, if necessary, SELLER will permit BUYER access upon reasonable notice to SELLER to install any necessary equipment during the 20 days immediately prior to the Closing which access and installation shall not interfere with the normal operations of the Office, and if the Acquisition should not be consummated for any reason, BUYER shall remove such equipment and restore the property to its condition prior to such installation.
     c. Title Commitment for Real Estate. SELLER shall deliver to BUYER, not later than thirty (30) days after the date hereof, with respect to the Owned Real Estate, a commitment (the “Title Commitment”) having an effective date as near as reasonably feasible to the date of delivery of such Title Commitment from a title insurance company authorized to do business in Ohio designated by SELLER and reasonably satisfactory to BUYER in an amount reasonably satisfactory to BUYER (but not in excess of the fair market value of the Owned Real Estate as of the date of this Agreement) setting forth as exceptions to title to the Owned Real Estate only the Permitted Exceptions as defined in Section 10.07(c) and other matters which shall be removed from title or insured over at Closing. If a Title Commitment delivered pursuant to this Section 2.01(c) discloses title exceptions other than Permitted Exceptions, SELLER shall have forty-five (45) days from the date of delivery thereof (but no later than the Closing Date) to have such exceptions cleared and removed from such Title Commitment, or to have the title insurer commit to insure against loss or damage that may be occasioned by such exceptions by an endorsement in form and substance reasonably satisfactory to BUYER. If the exceptions are not removed or endorsement over the exceptions is not obtained, BUYER may elect not to purchase the affected real estate upon notice to SELLER within fifteen (15) days after the expiration of the 45-day cure period, or may elect to take title notwithstanding the exceptions with the right to satisfy from the Acquisition Consideration liens or encumbrances of a definite or ascertainable amount. As soon as practicable, but in no event later than forty-five (45) days after the date of this Agreement, BUYER may, at its sole cost and expense, acquire a current survey of the Owned Real Estate with easements, encroachment and other encumbrances platted. The survey shall be conducted in a manner that does not interfere with or otherwise prevent the performance of the normal operations and activities of the Office.
          d. Creation of Liens and Encumbrances. SELLER shall not voluntarily create any easements or restrictions affecting the Owned Real Estate.
          e. Condemnation. In the event SELLER is notified of any pending or threatened condemnation proceeding relating to the Owned Real Estate, SELLER will notify BUYER thereof and SELLER and BUYER shall cooperate in responding to any such proceeding so as not to prejudice the rights of BUYER and SELLER to recover in such proceedings.
2.02 Covenants of Both Parties.
a. Regulatory Applications.
(i) The BUYER shall, within 30 days following the date of this Agreement, prepare and file all applications, as required by law, with the appropriate federal and state regulatory authorities requesting approval for the Acquisition to be consummated at the Closing as contemplated in Section 6.01 hereof and to effect in all other respects the transactions contemplated hereby (the “Regulatory Approvals”). The BUYER agrees to (i) make draft copies of the applications (except for any confidential portions thereof) available to the SELLER and its counsel a reasonable time prior to filing, (ii) process the applications in a diligent manner, (iii) request confidential treatment by the appropriate federal or state regulatory authority of all non-public information submitted in the applications, (iv) provide the SELLER and its counsel promptly with a copy of the applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and (v) use its best efforts to obtain all Regulatory Approvals.
(ii) The SELLER shall, as soon as is practicable after filings under (i), notify the appropriate federal and state regulatory authorities of its intent to terminate operation of the Office and to consummate the transactions contemplated hereby and thereafter shall (i) comply with the normal and usual requirements imposed by such regulatory authorities applicable to effectuate such transactions and (ii) use its best efforts to obtain any required permission of such regulatory authorities to cease operating the Office.
     b. Best Efforts. SELLER hereby covenants to BUYER and BUYER hereby covenants to SELLER that, from the date hereof until the Closing, that each party shall use its best efforts to take, or cause to be taken, all actions necessary, proper, or advisable to consummate the Acquisition and each party shall cooperate fully with the other party in obtaining any consents, approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement.
     c. Environmental Matters. BUYER and SELLER mutually agree that this Section 2.02(c) is intended to constitute the complete and exclusive understanding between parties with respect to all environmental matters.
(1)	Environmental Covenants. SELLER shall provide BUYER an Environmental Assessment as defined in Section 10.07 by an independent environmental engineer or consultant selected by BUYER and reasonably acceptable to SELLER (the “Environmental Consultant”). SELLER and BUYER shall each pay 1/2 of the cost of the Environmental Assessment. The Environmental Assessment shall be conducted and completed as soon as is reasonably practicable but in no event later than forty-five (45) days after the date of this Agreement.

(2)	Results of Environmental Assessment; Procedure. If the Environmental Assessment Report discloses a violation of any Environmental Law, as defined in Section 10.07, payment of the costs for remediation of the violation (“Remedial Action”) shall be as follows: If the Environmental Consultant determines in writing that the costs of Remedial Action will be equal to or less than $10,000, then the estimated costs of the Remedial Action shall be added to the funds that SELLER is required to make available to BUYER at Closing under § 1.04, and BUYER shall be responsible for completing the Remedial Action. If the Environmental Consultant determines in writing that the costs of Remedial Action will be greater than $10,000, then at SELLER’s option in its absolute discretion,
[i]	the estimated costs of remediation shall be added to the funds that SELLER is required to make available at Closing under § 1.04, and BUYER shall be responsible for completing remediation of the violation; or,

[ii]	take such Remedial Action so that an Environmental Site Assessment Report can be issued that indicates or reflects that such violation has been remedied in all material respects to reasonable satisfaction of the BUYER, and the Owned Real Estate shall be transferred from SELLER to BUYER in accordance with the terms of this Agreement; or

[iii]	determine not to take any Remedial Action, in which case BUYER may, at its option:

a)	complete the purchase of the Owned Real Estate, notwithstanding the results of the Environmental Assessment; or

b)	terminate this Agreement. Any such termination by BUYER shall neither create nor result in any liability of BUYER or SELLER.
          SELLER is under no obligation to take (or cause to be taken) any Remedial Action pursuant to this Agreement or otherwise and the failure of SELLER to take (or cause to be taken) any such Remedial Action shall neither create nor result in any liability of SELLER to BUYER. If SELLER determines not to take any Remedial Action, BUYER’s rights are solely those set forth in this subparagraph (c)(2).
3. REPRESENTATIONS AND WARRANTIES.
    3.01 Representations and Warranties of SELLER. SELLER represents and warrants to BUYER as follows:
     a. Good Standing and Power of SELLER. SELLER is an Ohio-chartered nonmember bank duly organized, validly existing, and in good standing under the laws of the State of Ohio with corporate power to enter into and perform this Agreement, own its properties, and to carry on its business as presently conducted and the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”).
     b. Authorization of Agreement. The execution and delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of SELLER, and this Agreement is a valid and binding obligation of SELLER.
     c. Effective Agreement. Subject to the receipt of any and all necessary Regulatory Approvals and required consents, the execution, delivery, and performance of this Agreement by SELLER, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge, or encumbrance, under any of the provisions of the Articles of Incorporation or Code of Regulations or Bylaws of SELLER, under any judgment, decree, or order, under any law, rule, or regulation of any government or agency thereof, or under any contract, agreement, or instrument to which SELLER is subject, where such conflict, breach, violation, default, acceleration, or lien would have a material adverse effect on the Assets or SELLER’s ability to perform its obligations hereunder.
     d. IRA Documentation. The form of master plan agreement for individual retirement accounts, annexed hereto as Schedule G, and the related Individual Retirement Account Disclosure Statement, annexed hereto as Schedule H, constitute the form of the documents establishing the trustee or custodial arrangement in connection with all IRAs maintained at the Office. No consent of any owner of an IRA is required to effect the transfer of any IRA account to be transferred to BUYER under Section 1.03(b) hereof. If, however, any such consents shall prove to be necessary, SELLER shall, at its own expense, use its best efforts to obtain such consents prior to the Closing Date. To the extent necessary consents to effect transfers of IRAs are not obtained, such accounts shall not be included in the Deposit Accounts transferred to BUYER hereunder.
     e. Title to Assets. SELLER is the sole owner of each of the Assets free and clear of any mortgage, lien, encumbrance, or restriction of any kind or nature other than Permitted Exceptions as to the Owned Real Estate.
     f. Taxes. All federal, state and local payroll, withholding, property, sales, use, and transfer taxes, if any, which are due and payable by SELLER relating to the Office prior to the Closing Date shall be paid in full as of the Closing or SELLER shall have made appropriate provision for such payment in accordance with ordinary business practices. Any claims for refunds of taxes which have been paid by SELLER shall remain the property of SELLER.
     g. Third-Party Claims. There is no investigation, action, arbitration, suit, proceeding, or claim, pending or, to the best of SELLER’s knowledge, threatened against SELLER which could have a material adverse effect on the consummation of the Acquisition or on the aggregate value of the Office, the Assets being purchased, or the liabilities being assumed hereunder before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.
     h. No Violation of Laws. To SELLER’s knowledge, SELLER has complied in all material respects will all statutes and regulations applicable to the conduct of its business at the Office, and SELLER has not received notification from any agency or department of federal, state, or local government (1) asserting a violation of any such statute or regulation, (2) threatening to revoke any license, franchise, permit, or government authorization, (3) asserting that SELLER is in “default” or “in danger of default” (within the meaning of those terms as used in 12 USC Section 1813(x)) or otherwise threatening the appointment of a conservator or receiver for SELLER, or (4) restricting or in any way limiting its operations.
     i. No Adverse Change. There has been no material adverse change in the business, operation, or Assets of the Office since March 31, 2008.
     j. Status of Deposit Accounts. As of the latest practicable date prior to the execution of this Agreement, Schedule I accurately describes all deposit account services offered at the Office and Schedule R accurately describes all Deposit Accounts at the Office, and SELLER has custody of all documents related to the Deposit Accounts. To SELLER’s knowledge, all Deposit Accounts are insured to the maximum amount permissible by the FDIC and are valid accounts in conformity with applicable laws and regulations.
     k. Union Contracts. SELLER is not a party to any contract or arrangement with any union relating to the business conducted at the Office and is not aware of any pending organization efforts by any union at the Office.
     l. Assigned Contracts. At the time of Closing, there will be no material default by the SELLER in the payment or performance of any material obligations under the Assigned Contracts.
     m. Cash Reporting Requirements. Except as disclosed on Schedule J hereto, as of the date of the Agreement, SELLER has not granted the holder of any Deposit Account an exemption from any applicable cash reporting requirements imposed by law.
     n. Zoning and Related Matters. To the best knowledge of SELLER, (i) the current use of the Office does not violate any provision of any building code or any law, ordinance, rule or regulation relating to zoning; and (ii) there is no condemnation or similar proceeding pending which would preclude or impair the use of the Office as presently utilized in the conduct of the business of SELLER.
     o. Environmental. SELLER has received no written notification of any violations of any applicable federal, state, or local health, environmental, or safety laws, rules, regulations, or orders with regard to the operation of or affecting the business or the maintenance of the Office to be sold hereunder, including but not limited to those of the Comprehensive Environmental Response, Compensation, and Liability Act of 1989, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9061 et. seq., the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. 6901 et. seq., and the Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et. seq.
     p. Limitation of Warranties. Except as set forth in items (n) and (o) of this Section 3.01, SELLER makes no representations or warranties, express or implied, of any type or nature with respect to the physical condition of the Office and the Owned Real Estate which are being sold “AS IS”, “WHERE IS” without recourse and with all faults, and without any obligation on the part of SELLER. Except as otherwise expressly set forth in this Agreement, by closing this transaction, BUYER hereby releases and agrees to hold harmless SELLER, and its officers, directors, shareholders, representatives and agents, and waives any claims which BUYER may now or hereafter have against SELLER relating to the physical condition of the Office from and after the Closing, including without limitation with respect to claims under Environmental Laws or with respect to the presence of Hazardous Substances. BUYER hereby acknowledges that it has had an opportunity to conduct an inspection of the Office and the Owned Real Estate. Provided, however, that the representations set forth in items (n) and (o) of this Section 3.01 shall survive closing and delivery of SELLER’s deed to BUYER.

     3.02 Representations and Warranties of BUYER. BUYER represents and warrants to SELLER as follows:
     a. Good Standing and Power of BUYER. BUYER is an Ohio-chartered nonmember bank duly organized, validly existing, and in good standing under the laws of the State of Ohio with corporate power to enter into and perform this Agreement, to own its properties, and to carry on its business as presently conducted.
     b. Authorization of Agreement. The execution and delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of BUYER, and this Agreement is a valid and binding obligation of BUYER.
     c. Effective Agreement. Subject to the receipt of any and all necessary Regulatory Approvals, the execution, delivery, and performance of this Agreement by BUYER, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge, or encumbrance, under any of the provisions of the Articles of Incorporation or Code of Regulations or Bylaws of BUYER, under any judgment, decree, or order, under any law, rule, or regulation of any government or agency thereof, or under any material agreement, contract, or instrument of which BUYER is subject, where such conflict, breach, violation, default, acceleration, or lien would have a material adverse effect on BUYER’s ability to perform its obligations hereunder.
     d. No Broker. Except for compensation payable to Stifel, Nicolaus & Company, Inc., no broker or finder, or other party or agent performing similar functions, has been retained by BUYER or is entitled to be paid based upon any agreements, arrangements, or understandings made by BUYER in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by BUYER on account of the transaction contemplated hereby.
     e. Sufficient Resources. BUYER has sufficient management and financial resources to obtain the required Regulatory Approvals for the transactions contemplated hereby. As of the date hereof, there is no pending or, to the best of BUYER’s knowledge after due inquiry, threatened legal or governmental proceedings against BUYER or any affiliate that would affect BUYER’s ability to obtain the required Regulatory Approvals or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.
4.	ACTIONS RESPECTING EMPLOYEES AND PENSION AND EMPLOYEE BENEFIT PLANS.
     4.01 Office Employees. As soon as practicable after the execution of this Agreement, BUYER shall interview all employees of the SELLER who are then assigned to the Office (“Office Employees”), and BUYER shall in good faith offer employment to Office Employees in good standing at the Office as of the Closing Date at their current salary levels, provided such are compatible with those offered by BUYER for similar positions. BUYER shall notify SELLER within sixty (60) days of execution of this Agreement whether BUYER will offer employment to Office Employees. As of the effective time of the Closing, Office Employees who accept the BUYER’s offer of employment (the “Transferred Employees”) will become employees of the BUYER and will cease to be employees of the SELLER.
     4.02 Transferred Employees. BUYER shall provide each Transferred Employee with the following:
     a. Each Transferred Employee will be eligible to participate in the BUYER’s qualified retirement plan or plans, if he or she is eligible based on each such plan’s eligibility criteria as of the close of business on the Closing Date. BUYER shall credit each Transferred Employee with the period of years of service with SELLER, its affiliates, and predecessors in determining eligibility to participate, vesting, and eligibility to receive benefits (but not accrual of benefits under any defined benefit plan) in BUYER’s retirement plan(s); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit for any period of service; and
     b. Each Transferred Employee will receive credit for years of service with SELLER, its affiliates, and predecessors for purposes of calculation of benefits and waiting period eligibility in BUYER’s benefits programs not specifically covered by other subparagraphs of this section, including but not limited to, vacation, severance, leaves of absence, education assistance, sick leave, short and long-term disability plans, and other similar benefits.
     4.03 No Additional Contract Rights. (i) BUYER’s employment of any Transferred Employee shall not constitute any commitment, contract, or understanding (express or implied) of an obligation on the part of BUYER to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that BUYER may establish pursuant to individual offers of employment, and (ii) employment offered by BUYER is “at will” and may be terminated by BUYER or by a Transferred Employee at any time for any reason (subject to any written commitments to the contrary made by BUYER or a retained Employee and legal restrictions). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of BUYER to terminate, reassign, promote, or demote any of Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Transferred Employees.
     4.04 Actions to be Taken by SELLER. SELLER covenants to BUYER that it will do or cause the following to occur:
     a. Personnel Information. Upon request, and with such employees’ written consent, SELLER shall provide BUYER with pertinent personnel information regarding any Office Employee.

     b. Solicitation of Office Employees. Except with the written consent of BUYER, for three years following the Closing Date, SELLER will not solicit Office Employees as prospective officers or employees of SELLER if any such Office Employee is employed by BUYER.
     c. Employee Benefit Programs. After the Closing, SELLER shall retain the responsibility and liability for any claims and occurrences giving rise to claims under SELLER’s benefit programs by an Office Employee or eligible dependents thereof which occurred prior to or on the Closing Date.
5. CONDITIONS PRECEDENT TO CLOSING.
     5.01 Conditions to SELLER’s Obligations. The obligation of SELLER to consummate the Acquisition is subject to the satisfaction, or the waiver by SELLER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:
     a. Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition shall have been received, shall not contain any condition which is materially disadvantageous or burdensome to SELLER consistent with the terms of this Agreement, and shall be in full force and effect, and all applicable waiting periods shall have passed.
     b. Corporate Action. The Board of Directors of BUYER shall have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition; and BUYER shall have furnished SELLER with a certified copy of each such resolution adopted by the Board of Directors of BUYER evidencing the same.
     c. Representations and Warranties. The representations and warranties of BUYER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and BUYER shall have delivered to SELLER a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule K to this Agreement.
     d. Covenants. Each and all of the covenants and agreements of BUYER to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by BUYER, or waived by SELLER, and BUYER shall have delivered to SELLER a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule K to this Agreement.
     e. No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in rescission in connection with such transactions; and SELLER shall have been furnished with a Certificate, in substantially the form specified in Schedule K to this Agreement, dated as of the Closing Date and signed by an authorized officer of BUYER, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or, to the best of their knowledge, threatened.
     f. Other Matters. BUYER shall have complied in all material respects with terms and conditions in this Agreement that are required to be performed or complied with by BUYER on or prior to the Closing Date.
     5.02 Conditions to BUYER’s Obligations. The obligation of BUYER to consummate the Acquisition is subject to the satisfaction, or the waiver by BUYER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:
     a. Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition by BUYER shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition by BUYER shall have been received, shall not contain any condition which is materially disadvantageous or burdensome to BUYER, and shall be in full force and effect, and all applicable waiting periods shall have passed.
     b. Corporate Action. The Board of Directors of SELLER shall have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition; and SELLER shall have furnished BUYER with a certified copy of each such resolution adopted by the Board of Directors of SELLER evidencing the same.
     c. Representations and Warranties. The representations and warranties of SELLER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and SELLER shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date, in substantially the form specified in Schedule L to this Agreement.
     d. Covenants. Each and all of the covenants and agreements of SELLER to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by SELLER, or waived by BUYER, and SELLER shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date, in substantially the form specified in Schedule L to this Agreement.
     e. No Proceeding or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in rescission in connection with such transactions; and BUYER shall have been furnished with a Certificate, in substantially the form specified in Schedule L to this Agreement, dated as of the Closing Date and signed by an authorized officer of SELLER, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or threatened to the best of their knowledge.
     f. Real Property. The Title Commitment (as defined in Section 2.01(c) herein) shall have been delivered to BUYER, and updated to the business day prior to the Closing Date, in accordance with the terms of such Section, and such updated Title Commitment shall not include any exceptions other than those set forth in the original Title Commitment and the Permitted Exceptions.
     g. Inspection of Owned Real Estate. BUYER may conduct physical inspections of the physical condition of all improvements, building, and mechanical equipment comprising the Owned Real Estate (“BUYER’s Inspections”). BUYER’s Inspections shall be conducted at a time mutually acceptable to BUYER and SELLER, but no later than ten (10) business days after the signing of this Agreement. BUYER’s Inspections shall be conducted in a manner that does not interfere with or otherwise prevent the performance of the normal operations and activities of the Office. If the BUYER’s inspections are acceptable, BUYER shall promptly notify SELLER in writing of such determination. If BUYER’s inspections indicate that the physical condition of any of the building, equipment, or improvements comprising the Owned Real Estate is not reasonably acceptable to BUYER, BUYER shall notify SELLER in writing, within twenty (20) business days of the signing of this Agreement, of the repairs and improvements that must be made in order to remedy any unsatisfactory physical condition (“Repairs”). BUYER’s estimate of the cost of the Repairs shall be determined by a reputable architect or general contractor in writing (“Repair Costs”). At Seller’s option in its absolute discretion, SELLER may remedy the condition or add the estimated Repair Costs to the components which comprise the amount due under Section 1.04(a) or terminate this Agreement. Any such termination by SELLER shall neither create nor result in any liability of SELLER or BUYER.
     The parties further agree that no less than three (3) business days prior to the Closing Date, BUYER may request a final walk-through inspection of the Owned Real Estate to determine if any physical condition exists that did not exist, or that is not the result of a condition that existed, at the time of BUYER’s Inspections, normal wear and tear excepted, that is not reasonably acceptable to BUYER. BUYER must give SELLER written notice within one (1) day of the Repairs that must be made in order to remedy any unsatisfactory condition that did not exist or that is not the result of a condition that existed at the time of BUYER’s Inspection and the Repair Costs. If the architect or general contractor determines in writing that the Repair Costs will be equal to or less than $10,000, then the estimated Repair Costs shall be added to the funds that SELLER is required to make available to Buyer at Closing under § 1.04, and BUYER shall be responsible for completing the Repairs. If the architect or general contractor determines in writing that the Repair Costs will be greater than $10,000, then at SELLER’s option in its absolute discretion,

[i]	the Repair costs shall be added to the funds that SELLER is required to make available at Closing under § 1.04, and BUYER shall be responsible for completing remediation of the violation; or,

[ii]	SELLER shall complete the Repairs to reasonable satisfaction of the BUYER, and the Owned Real Estate shall be transferred from SELLER to BUYER in accordance with the terms of this Agreement; or

[iii]	determine not to take any Remedial Action, in which case BUYER may, at its option:
[a]	complete the purchase of the Owned Real Estate; or

[b]	terminate this Agreement. Any such termination by BUYER shall neither create nor result in any liability of BUYER or SELLER.
     SELLER is under no obligation to complete any Repairs pursuant to this Agreement or otherwise and the failure of SELLER to complete any Repairs shall neither create nor result in any liability of SELLER to BUYER. If SELLER determines not to undertake any Repairs, BUYER’s rights are solely those set forth in this subparagraph (g).
     If the Owned Real Estate is damaged as a result of BUYER’s conduct of the inspections or the Environmental Assessment, BUYER shall be responsible for restoring the Owned Real Estate to its condition before BUYER’s entry. BUYER shall indemnify, defend (by counsel acceptable to SELLER) and hold harmless SELLER and SELLER’s officers, directors, and employees from and against any and all damages to the Owned Real Estate arising out of the actions of BUYER, its employees, agents, representatives, contractors, or licensees in conducting the inspections of the Owned Real Estate or the Environmental Assessment.
     h. Other Matters. SELLER shall have complied in all material respects with each additional agreement contained in this Agreement which is required to be performed or complied with by SELLER on or prior to the Closing Date.
     5.03 Non-Satisfaction of Conditions Precedent. The nonoccurrence or delay of the Closing of the Acquisition by reason of the failure of timely satisfaction of all conditions precedent to the obligations of any party hereto to consummate the Acquisition shall in no way relieve such party of any liability to another party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inactions of such party.
     5.04 Waiver of Conditions Precedent. The conditions specified in Sections 5.01 and 5.02 herein shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs unless such failure of satisfaction is reserved in a writing executed by BUYER and SELLER at or prior to the closing.

6. CLOSING.
     6.01 Closing and Closing Date. Unless otherwise agreed in writing, the Acquisition contemplated by this Agreement will be consummated and closed (the “Closing”) on a date mutually agreed upon by SELLER and BUYER (the “Closing Date”) but in no event later than December  1, 2008; provided, however, that the Closing shall not occur until at least three business days after all applicable Regulatory Approvals have been obtained and all applicable waiting periods have expired, subject to Sections 5.01, 5.02, and 7.01.
     6.02 SELLER’s Actions at Closing. At the Closing (unless another time is specifically stated), SELLER shall, except as otherwise provided in this Agreement:
     a. deliver to BUYER at the Office (i) such of the Assets as shall be capable of physical delivery, (ii) such of the material files, records, and documents (in whatever form or medium then maintained by SELLER) pertaining to the Assets and the Deposit Liabilities as exist and are available, (iii) all safekeeping agreements, receipts, and other documents pertaining to all safekeeping items held by the Office for customers at the time of the Closing, and (iv) all safekeeping items held by the Office for customers at the time of the Closing, subject to the provisions of the applicable agreements, receipts, and other documents pertaining thereto;
     b. execute, acknowledge (if required pursuant to applicable law), and/or deliver to BUYER the Certificate of SELLER in the form of attached Schedule L, the Instrument of Assumption in the form of attached Schedule M, the Instrument of Assumption of IRAs in the form of attached Schedule N, the Bill of Sale and Receipt in the form of attached Schedule O, a Limited Warranty Deed in the form of attached Schedule P for the county in which the Owned Real Estate is situated, the Settlement Statement in the form of attached Schedule Q, all other documents required to be delivered to BUYER by SELLER at the Closing pursuant to the terms of this Agreement, and any other documents which BUYER has furnished to SELLER not later than ten business days prior to the Closing that are necessary to consummate the transactions contemplated by this Agreement and are in such form as is reasonably acceptable to SELLER; and
     c. deliver to BUYER updated Schedules C, D, E, R, and, if applicable, updated Schedules F and I as of the close of business three calendar days immediately preceding the Closing Date.
     d. deliver to BUYER any funds required to be paid by SELLER to BUYER at the Closing pursuant to the terms of this Agreement.
     e. deliver to BUYER a certification to the effect that it is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

     6.03 BUYER’s Actions at Closing. At the Closing (unless another time is specifically stated), BUYER shall:
     a. execute, acknowledge (if required pursuant to applicable law), and/or deliver to SELLER the Certificate of BUYER in the form of attached Schedule K, the Instrument of Assumption in the form of attached Schedule M, the Instrument of Assumption of IRAs in the form of attached Schedule N, the Bill of Sale and Receipt in the form of attached Schedule O, the Settlement Statement in the form of attached Schedule Q, all other documents required to be delivered to SELLER by BUYER at the Closing pursuant to the terms of this Agreement, and any other documents which SELLER has furnished to BUYER not later than ten business days prior to the Closing that are reasonably necessary to consummate the transactions contemplated by this Agreement and are in such form as is reasonably acceptable to the BUYER;
     b. deliver to SELLER any funds required to be paid by BUYER to SELLER at the Closing pursuant to the terms of this Agreement.
     6.04 Non-Waiver of Rights. The execution and acknowledgment of any such instruments referenced in Sections 6.02 and 6.03 herein shall not be deemed to be a waiver of any rights or obligations by either party to this Agreement.
     6.05 Methods of Payment. Subject to the adjustment procedures set forth in the last sentence of this Section 6.05, the transfer of the funds, if any, due to BUYER or to SELLER, as the case may be, as set forth pursuant to the terms of Section 1.04 hereof, shall be made at the effective time of the Closing on the Closing Date in immediately available funds. At least two business days prior to the Closing, SELLER and BUYER shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred. In order to facilitate the Closing, the parties agree: (i) that the amount of funds transferred on the Closing Date shall be the amount which is calculated pursuant to Section 1.04 hereof; and (ii) that within ten business days after the Closing (the “Adjustment Payment Date”) the parties shall make an appropriate post-closing adjustment payment (the “Adjustment Payment”), consistent with the provisions of Section 1.04 hereof, with respect to all items listed in Section 1.04(a) determined as of the Closing Date, including but not limited to, (A) prorations under Section 1.04(b) hereof, and (B) such portion of any deposit insurance premium paid by SELLER relating to the Deposit Accounts, and attributable to any period following the Closing Date, as determined in accordance with Section 1.04(b). The Adjustment Payment shall be paid by wire transfer to the previously designated accounts, by SELLER or by BUYER, as required in Section 1.04(a) hereof, on or before the Adjustment Payment Date. Interest on the amount of the Adjustment Payment for the period from the Closing Date to the Adjustment Payment Date shall be due to the party receiving the Adjustment Payment. Interest shall be calculated on the basis of the Federal Funds rate in effect on the Closing Date.
     6.06 Availability of Closing Documents. The form of documents proposed to be used and delivered at the Closing shall be made available for examination by the respective parties not later than 12:00 noon, prevailing Eastern time, on the third business day prior to the Closing Date to the extent feasible.

     6.07 Effectiveness of Closing. Upon the satisfactory completion of such Closing, which does not include and shall not require completion and payment of the adjustment amounts set forth in Section 6.05, the Acquisition shall be deemed to be effective, and the Closing shall be deemed to have occurred.
7. CERTAIN TRANSITIONAL MATTERS.
     7.01 Transitional Action by BUYER. Unless otherwise specified, after the Closing:
     a. BUYER shall: (i) pay in accordance with the law and customary banking practices and applicable Deposit Account contract terms, all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and withdrawal orders presented to BUYER by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by BUYER hereunder, whether drawn on checks, negotiable orders of withdrawal, drafts, or withdrawal order forms provided by BUYER or forms provided by SELLER; and (ii) in all other respects discharge, in the usual course of the banking business, the duties and obligations of SELLER with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by BUYER hereunder; provided, however, that any obligations of BUYER pursuant to this Section 7.01 to honor checks, negotiable orders of withdrawal, and withdrawal orders on forms provided by SELLER and carrying its imprint (including its name and transit routing number) shall not apply to any drafts or withdrawal orders presented to BUYER more than 180 days following the Closing Date.
     b. Subject to the penultimate sentence of this subsection (b), during the 20 days immediately preceding Closing, but not earlier than the time of procurement of all Regulatory Approvals, BUYER shall notify the depositors having Deposit Accounts of BUYER’s assumption of the Deposit Accounts and furnish each appropriate depositor with checks or drafts on the forms of BUYER and with instructions to utilize BUYER’s checks and to destroy unused drafts of SELLER. BUYER shall, at BUYER’s expense, notify the depositors of the date after which it will no longer honor checks, drafts, and withdrawal orders on forms provided by SELLER and carrying SELLER’s imprint in accordance with Section 7.01(a) hereof. During the 20 days immediately prior to Closing (or at such earlier time as may be required by law), SELLER may, at SELLER’s expense, likewise notify depositors of this transaction; provided, however, that SELLER agrees to include in any such notification any communication from BUYER requested to be included therein. Both BUYER and SELLER agree that prior to forwarding such notices, the form of such notices must first be approved by both parties hereto.
     c. BUYER shall promptly pay to SELLER an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, or withdrawal orders credited as of the close of business on the Closing Date to a Deposit Account assumed by BUYER hereunder which are returned uncollected to SELLER after the Closing Date. With respect to payments to be made pursuant to this paragraph, BUYER shall be obligated to pay to SELLER an amount up to the balance of the relevant Deposit Account on the date that SELLER requests repayment. Notwithstanding the foregoing, SELLER shall bear all liability for items deposited or negotiated at the Office prior to or on the Closing Date and subsequently returned as uncollectible to the extent that an overdraft is created immediately after (i) the exercise of BUYER’s lawful rights of offset and (ii) the application of any availability under any overdraft line of credit relating to the affected account or accounts, provided that BUYER shall handle returned items expeditiously under the permanent rules established by the Federal Reserve in Regulation J and Regulation CC.
     7.02 Transitional Actions by SELLER.
     a. Prior to the Closing Date, SELLER shall use reasonable efforts to cooperate with BUYER in assuring an orderly transition of ownership of the Assets and responsibility for the Deposit Liabilities assumed by BUYER hereunder.
     b. Prior to the Closing Date, the SELLER shall assist the BUYER in preparing the BUYER’s data processing system to receive the Deposit Liabilities, which assistance shall include, but shall not be limited to, the following:
     (i) As soon as practicable following the date of this Agreement and not later than June 30, 2008, the SELLER shall deliver to the BUYER data and descriptive information and such other reasonable and customary information (including ACH) with data conversion relating to the Deposit Accounts in a flat file text file data file using an EBCDIC format (the “Compatible Data File”) containing, among other information, customer name, address, card number, withdrawal limits, the Deposit Accounts activated by, accessible to or related in any manner to customers of the Office;
     (ii) On or before June 30, 2008, an updated Compatible Data File;
     (iii) On the Closing Date, SELLER shall deliver to the BUYER a final Compatible Data File, which Compatible Data File shall constitute the SELLER’s Records maintained as of and current through the effective time of the Closing with respect to the Deposit Accounts; and
     (iv) The SELLER shall deliver to the BUYER trial balance reports with each Compatible Data File delivered pursuant to this Section 7.02(b).
     c. Prior to the Closing Date, SELLER shall cooperate with BUYER in making Office Employees available at reasonable times not to exceed, in the aggregate, eight (8) hours for whatever program of training BUYER deems advisable; provided, however, that BUYER shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of such Office Employees or operation of the Office. SELLER shall also cooperate with BUYER and its agents to facilitate installation of teller and other operating equipment in the Office, provided that such installation shall be at BUYER’s sole cost and expense and shall be planned so as not to interfere significantly with SELLER’s normal business activities, and provided further, that if this Agreement is terminated, the removal of the equipment and the return of the Office to its previous condition shall be at the expense of the BUYER.
     d. On or before the Closing Date, SELLER shall (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA included in the Deposit Liabilities of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such IRA and applicable law, appoint BUYER as successor trustee or custodian, as applicable, of each such IRA, and BUYER hereby accepts each such trusteeship or custodianship under the terms and conditions of BUYER’s plan documents for its IRA, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the IRA grantor of each such IRA such notice of the foregoing as is required by the documentation governing each such IRA or applicable law. BUYER shall be solely responsible for delivering its IRA documents to the applicable IRA grantor, including but not limited to a beneficiary designation form to be completed by the applicable IRA grantor. If, pursuant to the terms of the documentation governing any such IRA or applicable law, (X) SELLER is not permitted to appoint BUYER as successor trustee or custodian, or the IRA grantor named fiduciary objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than BUYER, or (Y) such IRA includes assets which are not Deposit Liabilities and are not being transferred to BUYER or the assumption of such deposits included in such IRA would result in a loss of qualification of such IRA under the Code or applicable IRS regulations, all deposits of SELLER held under such IRA shall be excluded from the Deposit Liabilities. Upon appointment as a successor custodian for such IRA Deposit Liabilities or as a successor trustee for such IRAs, BUYER shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable Federal and state laws and regulations.
     To the extent the Deposit Liabilities include certain IRAs that are required to make certain periodic distributions to the IRA account owner (or beneficiary) either at the account owner’s or participant’s request or because the account owner or participant has attained age 70 1/2, effective as of the Transfer Date, BUYER agrees to continue to make such periodic distributions in accordance with the reasonable distribution instructions forwarded by SELLER to BUYER. BUYER hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration thereof, SELLER agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.
     Prior to the Closing Date, SELLER shall provide to BUYER copies of all plan documents and beneficiary designation forms in SELLER’s possession with respect to the IRAs.
     e. Prior to the Closing Date, SELLER and BUYER will develop appropriate procedures, and arrangements to provide for settlement by BUYER of checks, drafts, withdrawal orders, returns, and other items that are drawn on or chargeable against Deposit Accounts and ACH incoming items after the Closing Date. If any depositor who has a Deposit Account draws checks, drafts, or negotiable orders of withdrawal against the Deposit Account, which are presented or delivered to SELLER not later than one hundred eighty (180) days after the Closing Date, SELLER shall use its commercially reasonable efforts to batch all such checks, drafts, negotiable orders of withdrawal, or other withdrawal order forms and to deliver the same to BUYER at BUYER’s sole expense. BUYER acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, negotiable orders of withdrawal or other withdrawal orders shall not result in any liability or obligation of SELLER and shall not affect any of the rights of SELLER under this Agreement.
Prior to Closing, SELLER and BUYER will develop a methodology by which ACH items received by SELLER after Closing will be electronically redirected to BUYER. For a period of ninety (90) days following the Closing Date, SELLER agrees to continue to accept and immediately forward to BUYER all automated clearinghouse entries and corresponding funds. SELLER also agrees to include the originator identification number, and BUYER agrees to immediately notify and instruct the originator of the ACH to reroute the entries directly to BUYER. After the 90-day period, SELLER may discontinue accepting and forwarding ACH entries and return them to the originators marked “Account Sold to Another DFI.” BUYER shall indemnify SELLER against any losses arising out of or related to any account overdrafts that may thereby be created.
     f. As of the opening of business on the Closing Date, SELLER shall advise the Federal Reserve Bank of Cleveland that the account number ranges of the routing transit number associated with the Office should be reassigned to BUYER and shall further provide the information in order to expedite the clearing and sorting of all checks, drafts, instruments, and other commercial paper related to the Deposit Accounts.
     g. SELLER shall report from January 1, 2008, through the Closing Date, and BUYER shall report from the Closing Date through December 31, 2008, all interest credited to, interest premiums paid on, interest withheld from and early withdrawal penalties charged to the Deposit Accounts. Such reports shall be made to the holders of Deposit Liabilities and to the applicable federal and state regulatory agencies.
     h. On or before the Closing Date, SELLER shall deliver to BUYER a list of all “B” notices (TINs do not match) and “C” notices (under reporting/IRS imposed withholding) issued by the Internal Revenue Service (“IRS”) relating to such Deposit Accounts. SELLER shall immediately deliver to BUYER (i) any and all similar notices regarding such Deposit Accounts received from the IRS, and (ii) all notices received from the IRS releasing withholding restrictions on such Deposit Accounts. Any amounts required by any governmental agency to be withheld from any of such Deposit Accounts (the “Withholding Obligations”) or any penalties imposed by any governmental agency will be handled as follows:
     (i) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by SELLER, and any other sums withheld by SELLER pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by SELLER to the appropriate governmental agency on or prior to the time they are due;
     (ii) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date shall be withheld and remitted by BUYER. Within two (2) days of receipt of any such notice by SELLER, SELLER shall notify BUYER and BUYER shall comply with the notification requirements;
     (iii) Any penalties described on “B” notices from the IRS or any similar penalties which relate to the Deposit Accounts will be paid by SELLER promptly upon receipt of the notice, providing such penalty assessment resulted from SELLER’s acts, policies or omissions, and any efforts to reduce such penalties shall be the responsibility of SELLER; and
     (iv) Any penalties assessed due to information missing from information filings regarding the Deposit Accounts, including, without limitation, 1099 forms, shall be paid by SELLER promptly upon receipt of the notice providing such penalty assessment resulting from SELLER’s acts, policies or omissions, and any efforts to reduce such penalties shall be the responsibility of SELLER.
     7.03 Effect of Transitional Action. Except as and to the extent expressly set forth in this Article 7, nothing contained in this Article 7 shall be construed to be an abridgement or nullification of the rights, customs and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article 7.
8. GENERAL COVENANTS AND INDEMNIFICATION.
     8.01 Confidentiality Obligations of BUYER. BUYER shall, and shall cause any agents, officers, directors, employees and other affiliates of BUYER (collectively referred to in this Section as “BUYER affiliates”) to, treat all information received from SELLER concerning the business, Assets, operations, and financial condition of SELLER (including without limitation the Office), as confidential, unless and to the extent that BUYER can demonstrate that such information was already known to BUYER or such BUYER affiliates or in the public domain; and BUYER shall, and shall cause BUYER affiliates to, not use any such information required to be treated as confidential for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, BUYER shall, and shall cause BUYER affiliates to, promptly return all documents and workpapers containing, and all copies of, any such information required to be treated as confidential received from or on behalf of SELLER in connection with the transactions contemplated hereby. The covenants of BUYER contained in this Section 8.01 shall survive any termination of this Agreement, but shall terminate at the Closing, if it occurs, with respect to any information that is limited solely to the activities and transactions of the Office; provided, however, that neither BUYER nor any of the BUYER affiliates shall be deemed to have violated the covenants set forth in this Section 8.01 if BUYER or any of such BUYER affiliates shall in good faith disclose any of such confidential information in compliance with any legal process, order, or decree issued by any court or agency of government of competent jurisdiction, after BUYER has given SELLER notice of the legal process, order, or decree (if permitted by law).
     8.02 Confidentiality Obligations of SELLER. SELLER shall, and shall cause any agents, officers, directors, employees and other affiliates of SELLER (collectively referred to in this Section as “SELLER affiliates”) to, treat all information received from BUYER concerning BUYER’s business, Assets, operations, and financial condition as confidential, unless and to the extent SELLER can demonstrate that such information was already known to SELLER or such SELLER affiliates or in the public domain; and SELLER shall, and shall cause SELLER affiliates to, not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, SELLER shall, and shall cause SELLER affiliates to, promptly return all documents and workpapers containing, and all copies of, any such information required to be treated as confidential received from or on behalf of BUYER in connection with the transactions contemplated hereby. The covenants of SELLER contained in this Section 8.02 shall survive any termination of this Agreement prior to Closing, but shall terminate at the Closing; provided, however, that neither SELLER nor any of the SELLER affiliates shall be deemed to have violated the covenants set forth in this Section 8.02 if SELLER or any of such SELLER affiliates shall in good faith disclose any of such confidential information in compliance with any legal process, order, or decree issued by any court or agency of government of competent jurisdiction after SELLER has given BUYER notice of the legal process, order or decree (if permitted by law).
     8.03 Indemnification. SELLER shall indemnify and hold harmless BUYER against and in respect of any and all claims, suits, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys) as and when incurred arising out of or based upon the Deposit Liabilities and any other obligation assumed by BUYER relating to the operations of the Office prior to the Closing or any breach of any representation, warranty, covenant, or agreement of SELLER contained in this Agreement or in any certificate or other document delivered by it pursuant to this Agreement. BUYER shall indemnify and hold harmless SELLER against and in respect of any and all claims, suits, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys) as and when incurred arising out of or based upon any of the Deposit Liabilities and any other obligation assumed by BUYER relating to the operations of the Office during and after the Closing or any breach of any representation, warranty, covenant, or agreement of BUYER contained in this Agreement or in any certificate or other document delivered by it pursuant to this Agreement.
     8.04 Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. Following the Closing Date, SELLER will execute and deliver such instruments and take such other actions as the BUYER may request to assign, endorse, transfer, and convey to the BUYER each and all of the Assets and to do, execute, acknowledge, and deliver all acts, deeds, conveyances, transfers, documents, and assurances necessary or proper for such purpose. The covenants of each of the parties hereto pursuant to this Section 8.04 shall survive the Closing.

     8.05 Solicitation of Customers. From and after the Closing Date, for a period of three years, SELLER will not, and SELLER will not permit any of its affiliates to, directly compete for or solicit business from any person (i.e., an individual, corporation, partnership, bank, limited liability company, trust, association, incorporated organization, or other entity) whose deposit account liabilities are assumed by BUYER pursuant to this Agreement, unless and on the basis that such customer has an account at another office of SELLER, and except as may occur in connection with advertising or solicitations directed to the public generally. Business covered by this prohibition includes treasury management services such as “remote capture”.
     8.06 Establishment of Facilities by SELLER.
     a. Immediately following the last day SELLER operates the Office, as agreed to by BUYER and SELLER, SELLER shall cease operating the Office and will vacate the premises. SELLER may, at its own cost, remove all signs and other indicia of SELLER by the first business day following the Closing Date. SELLER will patch or repair all surfaces surrounding signs it removes. BUYER will remove, at its own expense, all signs SELLER chooses not to remove.
     b. SELLER further covenants that for a period of three years after the Closing Date SELLER will not, and SELLER will not permit any of its affiliates to, establish or operate a bank branch, loan production office, proprietary POS or ATM facility, or other facility at which deposits are accepted or loans are made, within a five (5) mile radius of the Office.
9. TERMINATION.
     9.01 Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent authorized by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of each of SELLER and BUYER.
     9.02 Termination by SELLER. This Agreement may be terminated and the transactions contemplated hereby abandoned by SELLER:
     a. At any time on or prior to the Closing Date, if BUYER has, in any material respect, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, and in either case such breach has not been cured by BUYER by the earlier of 30 days after the date on which notice pursuant to Section 9.04 is given to BUYER or the Closing Date;
     b. In the event any of the conditions precedent specified in Section 5.01 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by SELLER;

     c. At any time, if any Regulatory Approvals required for consummation of the Acquisition are denied by the applicable regulatory authority, and the time period for appeals and requests for reconsideration has expired; or
     d. In the event the Closing does not occur on or before December 1, 2008, or such later date as the parties may agree upon.
     9.03 Termination by BUYER. This Agreement may be terminated and the transactions contemplated hereby abandoned by BUYER:
     a. At any time on or prior to the Closing Date, if SELLER has, in any material respect, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, and in either case such breach has not been cured by SELLER by the earlier of 30 days after the date on which notice pursuant to Section 9.04 is given to SELLER or the Closing Date;
     b. In the event any of the conditions precedent specified in Section 5.02 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by BUYER;
     c. At any time, if any Regulatory Approvals required for consummation of the Acquisition are denied by the applicable regulatory authority, and the time period for appeals and requests for reconsideration has expired; or
     d. In the event the Closing does not occur on or before December 1, 2008, or such later date as the parties may agree upon.
     9.04 Notice of Termination. To exercise the rights to terminate as provided in this section, the exercising party must advise the other party in writing, which notice shall be effective immediately upon its being delivered as referenced in Section 10.04 hereof.
     9.05 Effect of Termination. The termination of this Agreement shall not release any party hereto from any liability or obligation to the other party hereto arising from (i) a material breach of any provision of this Agreement, or (ii) the failure of timely satisfaction of conditions precedent to the obligations of a party for the purpose of causing the termination of this Agreement. In the event that any such material breach or failure of timely satisfaction of conditions precedent occurs, the party terminating this Agreement may recover from the other party its reasonable and documented costs and expenses (including, without limitation, legal fees and travel expenses) incurred in connection with the negotiation of this Agreement and preparation for the Closing. The covenants of the parties in Article 8 hereof with respect to confidentiality and indemnification and in Section 10.01 hereof with respect to payment of expenses shall survive any termination of this Agreement.

10. MISCELLANEOUS PROVISIONS.
     10.01 Expenses. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses, whether or not the transactions contemplated hereby are consummated.
     10.02 Certificates. All statements contained in any certificate delivered by or on behalf of SELLER or BUYER pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the certificate hereunder. Each such certificate shall be executed on behalf of the party delivering the certificate by duly authorized officers of such party.
     10.03 Waivers. Each party hereto, by written instrument signed by duly authorized officers of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instrument:
     a. any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any document delivered pursuant hereto;
     b. compliance with any of the covenants or agreements of the other party contained in this Agreement;
     c. the performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein;
     d. satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.
     10.04 Notices. Any notice of other communication required or permitted pursuant to this Agreement shall be effective only if it is in writing and delivered personally, by facsimile transmission, or by registered or certified return receipt mail, postage prepaid, addressed as follows:
If to SELLER:
Mr. Robert E. Beach
President and Chief Executive Officer
The Commercial Savings Bank
118 South Sandusky Avenue
Upper Sandusky, Ohio 43351

With a copy to:
John N. MacKay, Esquire
Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
North Courthouse Square
Toledo, Ohio 43604-5573
Fax: (419) 241-6894
If to BUYER:
Mr. Glenn E. Aidt
President & Chief Executive Officer
Emerald Bank
6215 Perimeter Drive
Dublin, Ohio 43017
With a copy to:
Mr. James R. Heslop, II
Executive Vice President/Chief Operating Officer
Middlefield Banc Corp.
15985 East High Street
P. O. Box 35
Middlefield, OH  44062
and to:
Francis X. Grady, Esq.
Grady & Associates
20950 Center Ridge Road, Suite 100
Rocky River, Ohio 44116-4307
or to such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.
     10.05 Parties in Interest; Assignment; Amendment. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person who is not a party hereto (or a successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned, and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto.
     10.06 Headings. The headings and table of contents used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.07 Terminology. The specific terms of art that are defined in various provisions of this Agreement shall apply throughout this Agreement (including without limitation each Schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such Schedule):
     a. the term “business day” shall mean any day other than a Saturday, Sunday, or a day in which BUYER or SELLER is closed in accordance with the laws of this State or the United States of America. Any action, notice, or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given, or exercised, and shall not lapse, until the next business day following;
     b. the term “affiliate’ shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person;
     c. The term “Permitted Exceptions” shall mean, with respect to the Owned Real Estate,
     (i) the exceptions in a standard ALTA owner’s title policy (Form 2006) and the standard Schedule B Exceptions. SELLER shall pay the fee charged by the title insurer, if any, for [1] an affidavit sufficient to remove the exception concerning mechanic’s liens and for the deletion of taxes not shown on the duplicate, [2] deleting the exception for matters not of public record that would be disclosed by inspection; [3] deleting the exception for matters that would be disclosed by survey; [4] deleting the exception for parties in possession other than SELLER; and [5] deleting the exception for charges for services not certified to the Tax Duplicate;
     (ii) real property taxes and assessments for the tax year of Closing and prior years not then delinquent unless the validity thereof is being contested by appropriate proceedings, provided however that if the taxes or assessments being contested shall be finally determined to be proper liens by appropriate proceedings then such liens shall be paid by SELLER;
     (iii) exceptions expressly approved by BUYER; and
     (iv) liens, imperfections in title, charges, covenants, easements, restrictions, encroachments and encumbrances of record which are not objected to in writing by BUYER within 10 days following BUYER’s receipt of the Title Commitment; provided however, that BUYER may not object to (A) liens, charges or encumbrances which are dischargeable solely by the payment by SELLER of a liquidated sum so long as such liens, charges and/or encumbrances are discharged by SELLER at Closing, (B) matters of any nature of record which either are not substantial in amount or do not materially and adversely interfere with the use of the Owned Real Property as a retail bank branch, or (C) matters of any nature of record which are insured over by the title insurer. BUYER may request that printed Exception (3) be deleted from the Title Commitment at SELLER’s expense at Closing, and BUYER shall pay the cost of any survey necessary to delete said Exception 3.
     d. the term “person” shall mean any individual, corporation, partnership, association, trust, or other entity, whether business, personal, or otherwise;
     e. unless expressly indicated otherwise in a particular context, the terms “herein,” “hereunder,” “hereto,” “hereof,” and similar references refer to this Agreement in its entirety and not to specific articles, sections, schedules, or subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated articles, sections, and subsections refer to designated portions of this Agreement (but do not refer to portions of any Schedule unless such Schedule is specifically referenced) and do not refer to any other document;
     f. the term “Environmental Assessment” means an ASTM Phase I Environmental Site Assessment. After receiving the ASTM Phase I Environmental Site Assessment results, BUYER, at BUYER’s expense, may elect to conduct a Phase II Environmental Site Assessment, with the written consent of SELLER, which consent shall not be unreasonably withheld, which shall be conducted in a manner that does not interfere with or otherwise prevent the performance of the normal operation and activities of the Office;
     g. the term “Environmental Assessment Report” shall mean the written report of the person who has conducted the Environmental Site Assessment;
     h. the term “Environmental Law” shall mean any Law relating to the protection of the environment or governing the use, storage, treatment, generation, transportation, processing, handling, production, remediation, or disposal of any Hazardous Substance;
     i. the term “Hazardous Substance” shall mean any substance, material or waste, which is or becomes designated, classified or regulated as being “toxic” or “hazardous” under any law, or which is or becomes similarly designated, classified, or regulated under any Law provided, that, Hazardous Substance shall not include commercially available consumer products reasonably appropriate for use in or for routine maintenance or upkeep of a branch office of a financial institution as long as such products are used in accordance with label instructions; and
     j. the term “Law” shall mean any federal, state or local law, statute, ordinance, or regulation, and any written and publicly available policy, guideline, interpretation, decision, order, or directive of any federal, state, or local governmental agency or authority with respect thereto.
     10.08 Press Releases. SELLER and BUYER shall consult with one another concerning the form and substance and timing of any press release of any matters relating to this Agreement;

provided, however, that nothing in this Section 10.08 shall be deemed to prohibit any party hereto from making any press release which its legal counsel deems necessary in order to fulfill such party’s disclosure obligations imposed by law, provided that such party provides advance notice of such publication to the other party hereto.
     10.09 Entire Agreement. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire Agreement of the parties relating to the subject matter hereof. All schedules, exhibits, and appendices to this Agreement are incorporated into this Agreement by reference and made a party hereof.
     10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio except to the extent, if any, precluded by federal law of mandatory application.
     10.11 Attorneys’ Fees. In the event of any litigation arising in connection with this Agreement, the prevailing party will be entitled to recover from the losing party, all costs incurred in connection with such litigation including reasonable attorney’s fees and costs and attorneys’ fees on appeal.
     10.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

ATTEST:	THE COMMERCIAL SAVINGS BANK

By:

Its:

ATTEST:	EMERALD BANK

By:

Its: